Exhibit (a)(7)

January 10, 2005

Fox Entertainment Group, Inc.

1211 Avenue of the Americas

New York, NY 10036

Attention: Corporate Secretary

Ladies and Gentlemen:

Fox Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of News Corporation, a Delaware corporation, is commencing an offer today to exchange shares of News Corporation’s Class A Common Stock (including the associated preferred stock purchase rights) (the “News Corporation Shares”) and cash in lieu of fractional News Corporation Shares for each outstanding share of Class A Common Stock, $0.01 par value (the “Fox Shares”) of Fox Entertainment Group, Inc., a Delaware corporation (“Fox”), upon the terms and subject to the conditions set forth in the News Corporation Prospectus, dated January 10, 2005, and the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Exchange Offer”).

Fox Acquisition Corp is hereby making a demand and request pursuant to Rule 14d-5(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for use of the stockholder list and security position listings of Fox for the purpose of disseminating the Exchange Offer to the holders of Fox Shares. Although we expect that Fox will cooperate with us in connection with the dissemination of the Exchange Offer, our counsel has advised us to send this formal request for the stockholder list and security position listings of Fox.

Please direct the notifications which are required to be delivered to Fox Acquisition Corp pursuant to Rule 14d-5(a)(4) promulgated under the Exchange Act, and all other communications and notices in connection with this request, to:

Fox Acquisition Corp

1211 Avenue of the Americas

New York, NY 10036

Attention: Lawrence A. Jacobs

Senior Executive Vice President

and General Counsel

Telephone: (212) 852-7000

Fox Entertainment Group, Inc.

January 10, 2005

In connection with our request, Fox Acquisition Corp confirms that it is aware of and will comply with the provisions of Rule 14d-5(f) promulgated under the Exchange Act. Fox Acquisition Corp has elected pursuant to Rule 14d-5(f)(1) not to require Fox to disseminate amendments disclosing material changes to the Exchange Offer pursuant to Rule 14d-5.

Please acknowledge receipt of this letter by signing the enclosed copy hereof and returning the same to the contact person listed above.

Very truly yours,

FOX ACQUISITION CORP

By:	/s/ LAWRENCE A. JACOBS
Lawrence A. Jacobs
Senior Executive Vice President and General Counsel

Acknowledgement of Receipt

this      day of January, 2005

Fox Entertainment Group, Inc.

By:
Name:
Title:

Fox Entertainment Group, Inc.

January 10, 2005

COUNTY OF NEW YORK	)
) ss.
STATE OF NEW YORK	)

                     Lawrence A. Jacobs, having been first duly sworn according to law, deposes and says on this 10th day of January, 2005, that he is the Senior Executive Vice President and General Counsel of Fox Acquisition Corp, that he or she is authorized to execute the foregoing demand on behalf of Fox Acquisition Corp, and that the facts, statements and representations contained in the foregoing demand are true and correct to the best of his or her knowledge and belief.

Notary Public in and for

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